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                                                                     EXHIBIT 99C

                  GOLDEN STATE BANCORP INC. AND SUBSIDIARIES

                           LOAN ORIGINATIONS BY TYPE
                            (dollars in thousands)
                                  (unaudited)


                                    Real Estate
               -------------------------------------------------------
               Convertible/             Call             Construction/
Quarter Ended     Fixed       ARM       Date     Fixed       Tract        Consumer Commercial Total (1)
-------------- ---------    -------    ------   -------- -------------    -------  ---------- ---------
Sept. 30, 1997   $64,062    $37,256    $4,432   $177,237     $    -        $3,019   $15,831   $301,837
                     21%        12%        2%        59%         0%            1%        5%       100%

June 30, 1997    $90,056    $33,752    $6,888   $128,591     $    -        $2,658   $17,274   $279,219
                     32%        12%        3%        46%         0%            1%        6%       100%

Mar. 31, 1997    $42,262    $25,206    $4,637    $72,900     $    -        $3,873    $4,808   $153,686
                     28%        16%        3%        47%         0%            3%        3%       100%

Dec. 31, 1996    $35,390    $61,404   $10,789    $71,224     $  600        $5,314    $1,347   $186,068
                     19%        33%        6%        38%         0%            3%        1%       100%

Sept. 30, 1996   $20,616   $104,616    $5,449    $51,109     $6,180        $4,255    $6,675   $198,900
                     10%        53%        3%        26%         3%            2%        3%       100%

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     (1)  Includes refinanced portion of the Company's loans, which amounted to
  $49,461, $24,399, $20,203, $22,075 and $19,889 for the quarters ended
  September 30, 1997, June 30, 1997, March 31, 1997, December 31, 1996, and
  September 30, 1996, respectively.